Exhibit 99.1
ENERGY TRANSFER EQUITY
REPORTS QUARTERLY RESULTS
Dallas — May 4, 2011 — Energy Transfer Equity, L.P. (NYSE:ETE) today reported Distributable Cash Flow of $125.2 million for the three months ended March 31, 2011, a decrease of $3.1 million compared to the three months ended March 31, 2010. ETE’s net income attributable to partners was $88.6 million for the three months ended March 31, 2011 as compared to $112.8 million for the three months ended March 31, 2010. For the quarter ended March 31, 2011, ETE raised its cash distribution on its outstanding limited partner interests to $0.56 per limited partner unit ($2.24 annualized), an increase of approximately 3.7%. The cash distribution for the quarter ended March 31, 2011 will be paid on May 19, 2011 to Unitholders of record as of the close of business on May 6, 2011.
The decrease in Distributable Cash Flow and net income attributable to partners was primarily due to higher interest expense related to both the preferred units issued by ETE in May 2010 with a liquidation value of $300.0 million and the senior notes issued in September 2010 with an aggregate principal amount of $1.8 billion. Distributable Cash Flow is a “non-GAAP measure” as explained below.
The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”) and Regency Energy Partners LP (“Regency”), including 100% of ETP’s and Regency’s incentive distribution rights, approximately 50.2 million of ETP’s common units and approximately 26.3 million of Regency’s common units. ETE currently has no operating activities apart from those conducted by ETP and Regency and their operating subsidiaries. ETE’s principal uses of cash are for general and administrative expenses, debt service requirements, distributions to its general partners, limited partners and holders of the Series A Convertible Preferred Units, and capital contributions to ETP and Regency in respect of ETE’s general partner interests in ETP and Regency at ETE’s election.
The Partnership has scheduled a conference call for 8:30 a.m. Central Time, Thursday, May 5, 2011 to discuss its first quarter 2011 results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Use of Non-GAAP Financial Measures
This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash Flow. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s Distributable Cash Flow should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.
Distributable Cash Flow. The Partnership defines Distributable Cash Flow for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership’s investments in limited and general partner interests of ETP and Regency, net of the Partnership’s cash expenditures for general and administrative costs and interest expense. Distributable Cash Flow is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP and Regency to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period.

Distributable Cash Flow is also an important non-GAAP financial measure for our limited partners since it indicates to investors whether the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash Flow are quantitative standards used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Distributable Cash Flow is net income for ETE on a stand-alone basis (“Parent Company”). The accompanying analysis of Distributable Cash Flow is presented for the three months ended March 31, 2011 and 2010 for comparative purposes.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners and approximately 50.2 million ETP limited partner units; and owns the general partner of Regency Energy Partners and approximately 26.3 million Regency limited partner units.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70% interest in a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP also is one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)
—more—

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS	$1,312,033	$1,291,010

PROPERTY, PLANT AND EQUIPMENT, net	11,988,588	11,852,732

ADVANCES TO AND INVESTMENTS IN AFFILIATES	1,352,577	1,359,979
LONG-TERM PRICE RISK MANAGEMENT ASSETS	16,256	13,971
GOODWILL	1,600,611	1,600,611
INTANGIBLES AND OTHER ASSETS, net	1,240,097	1,260,427

Total assets	$17,510,162	$17,378,730

LIABILITIES AND EQUITY

CURRENT LIABILITIES	$1,013,547	$1,081,075

LONG-TERM DEBT, less current maturities	9,570,199	9,346,067
SERIES A CONVERTIBLE PREFERRED UNITS	332,640	317,600
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	83,031	79,465
OTHER NON-CURRENT LIABILITIES	249,462	235,848

COMMITMENTS AND CONTINGENCIES

PREFERRED UNITS OF SUBSIDIARY	70,991	70,943
EQUITY:
Total partners’ capital	89,518	120,668
Noncontrolling interest	6,100,774	6,127,064

Total equity	6,190,292	6,247,732

Total liabilities and equity	$17,510,162	$17,378,730

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2011	2010
REVENUES:
Natural gas operations	$1,428,957	$1,306,709
Retail propane	528,466	533,439
Other	31,697	31,833

Total revenues	1,989,120	1,871,981

COSTS AND EXPENSES:
Cost of products sold — natural gas operations	883,769	912,606
Cost of products sold — retail propane	310,864	304,981
Cost of products sold — other	6,793	7,278
Operating expenses	220,696	170,748
Depreciation and amortization	139,256	86,331
Selling, general and administrative	63,499	51,109

Total costs and expenses	1,624,877	1,533,053

OPERATING INCOME	364,243	338,928

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(167,929)	(121,671)
Equity in earnings of affiliates	25,441	6,181
Losses on disposal of assets	(1,754)	(1,864)
Gains (losses) on non-hedged interest rate derivatives	1,520	(14,424)
Other, net	(12,526)	2,143

INCOME BEFORE INCOME TAX EXPENSE	208,995	209,293
Income tax expense	9,903	5,211

NET INCOME	199,092	204,082
Less: Net income attributable to noncontrolling interest	110,452	91,305

NET INCOME ATTRIBUTABLE TO PARTNERS	88,640	112,777
GENERAL PARTNER’S INTEREST IN NET INCOME	274	349

LIMITED PARTNERS’ INTEREST IN NET INCOME	$88,366	$112,428

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.40	$0.50

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	222,954,674	222,941,108

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.40	$0.50

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	222,954,674	222,941,108

ENERGY TRANSFER EQUITY, L.P.
DISTRIBUTABLE CASH FLOW
(Dollars in thousands)
(unaudited)
The following table presents the calculation and reconciliation of Distributable Cash Flow of Energy Transfer Equity, L.P.

	Three Months Ended March 31,
	2011	2010
Distributable Cash Flow:
Cash distributions from Energy Transfer Partners, L.P. (“ETP”) associated with: (1)
General partner interest:
Standard distribution rights	$4,896	$4,880
Incentive distribution rights	103,182	94,917
Limited partner interest	44,890	55,860

Total cash distributions from ETP	152,968	155,657
Cash distributions from Regency Energy Partners LP (“Regency”) associated with: (2)
General partner interest:
Standard distribution rights	1,269	—
Incentive distribution rights	1,114	—
Limited partner interest	11,689	—

Total cash distributions from Regency	14,072	—

Total cash distributions from Subsidiaries	167,040	155,657
Deduct expenses of the Parent Company on a stand-alone basis:
Selling, general and administrative expenses, excluding non-cash compensation expense	(1,755)	(2,244)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate swaps (3)	(40,119)	(25,153)

Distributable Cash Flow	$125,166	$128,260

Cash distributions to be paid to the partners of ETE: (4)
Distributions to be paid to limited partners	$124,848	$120,388
Distributions to be paid to general partner	388	374

Total cash distributions to be paid to the partners of ETE	$125,236	$120,762

Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income” for the Parent Company on a stand-alone basis:
Net income for the Parent Company on a stand-alone basis	$88,640	$112,777
Adjustments to derive Distributable Cash Flow:
Equity in income of unconsolidated affiliates	(146,642)	(146,378)
Cash distributions from Subsidiaries	167,040	155,657
Amortization included in interest expense	814	698
Fair value adjustment of ETE Preferred Units	15,040	—
Other non-cash	274	228
Unrealized losses on non-hedged interest rate swaps	—	5,278

Distributable Cash Flow	$125,166	$128,260

(1)	For the three months ended March 31, 2011, cash distributions received from ETP consist of cash distributions in respect of the quarter ended March 31, 2011 payable on May 16, 2011 to holders of record on the close of business May 6, 2011. For the three months ended March 31, 2010, cash distributions received from ETP consist of cash distributions paid on May 17, 2010 in respect of the quarter ended March 31, 2010.

(2)	On May 26, 2010, ETE contributed a 49.9% interest in MEP to Regency in exchange for 26,266,791 Regency common units. Total cash distributions expected from Regency for the three months ended March 31, 2011 reflect full-quarter distributions from the Regency common units and general partner interests held by ETE as of the end of the period.

For the three months ended March 31, 2011, cash distributions received from Regency consist of cash distributions in respect of the quarter ended March 31, 2011 payable on May 13, 2011 to holders of record on the close of business May 6, 2011.

(3)	Interest expense includes distributions on ETE’s Series A Convertible preferred units of $6.0 million for the three months ended March 31, 2011.

(4)	For the three months ended March 31, 2011, cash distributions expected to be paid by ETE consist of cash distributions in respect of the quarter ended March 31, 2011 payable on May 19, 2011 to holders of record on May 6, 2011. For the three months ended March 31, 2010, cash distributions paid by ETE consist of cash distributions paid on May 19, 2010 in respect of the quarter ended March 31, 2010.

ENERGY TRANSFER EQUITY, L.P.
SUPPLEMENTAL INFORMATION
(Dollars in thousands)
(unaudited)
The following summarizes the key components of the stand-alone results of operations of the Parent Company for the periods indicated:

	Three Months Ended
	March 31,
	2011	2010
Selling, general and administrative expenses	$(1,842)	$(2,336)
Interest expense	(40,939)	(16,706)
Equity in earnings of affiliates	146,642	146,378
Losses on non-hedged interest rate derivatives	—	(14,424)
Other, net	(15,159)	(124)
Interest Expense. For the three months ended March 31, 2011 compared to the same period in the prior year, interest expense increased primarily due to the issuance of $1.8 billion aggregate principal amount of 7.5% senior notes in 2010.
Losses on Non-Hedged Interest Rate Derivatives. The Parent Company terminated its interest rate swaps that were not accounted for as hedges in September 2010. Prior to that settlement, changes in the fair value of and cash payments related to these swaps were recorded directly in earnings.